SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the registrant  ☒
Filed by a party other than the registrant ☐
Check the appropriate box:

☐      Preliminary proxy statement

☒      Definitive proxy statement
☐          Confidential, For Use of the Commission Only
☐      Definitive additional materials                                    (as permitted by 14a-6(e)(2))

☐      Soliciting material pursuant to Rule 14a-12

LANTRONIX, INC.

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

☒     No fee required

☐      Fee computed on table below per Exchange Act Rules 14a-6(i)(14) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

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(4)	Date filed:

LANTRONIX, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 14, 2007
9:00 A.M. LOCAL TIME

Dear Stockholder:

We will hold our 2007 Annual Meeting of Stockholders at our headquarters at 15353 Barranca Parkway, Irvine, California 92618, on Wednesday, November 14, 2007, at 9:00 a.m. local time for the following purposes:

1.	To elect five directors to serve until the 2008 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year ending June 30, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting.

Any action on the items described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

The foregoing business items are more fully described in the following pages, which are made part of this Notice.  Stockholders of record at the close of business on Friday, September 28, 2007, may attend and vote at the Annual Meeting.  Whether or not you plan to attend the meeting, you are urged to vote your shares by completing, signing, dating and returning the accompanying proxy card in the pre-addressed return envelope provided.  Please see the accompanying instructions for more details on voting.  Returning your proxy card promptly will assist us in reducing the expenses of additional proxy solicitation.  Submitting your proxy card does not affect your right to vote in person should you decide to attend the Annual Meeting (and, if you are not a stockholder of record, you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares in person at the Annual Meeting).

H.K. Desai
Chairman
Board of Directors

Irvine, California
October 24, 2007

IMPORTANT: Whether or not you plan to attend the Annual Meeting, you are requested to promptly complete, sign, date and return the enclosed Proxy Card in the envelope provided.

2007 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
TABLE OF CONTENTS

		Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS		2
INFORMATION CONCERNING SOLICITATION AND VOTING		2
—	Record Date	2
—	Street Name Holdings	2
—	Revocability of Proxies	2
—	Our Voting Recommendations	3
—	Voting and Solicitation	3
—	Householding	3
—	Quorum; Abstentions; Broker Non-Votes	4
—	Nomination of Director Candidates	4
—	Stockholder Communications with Our Board of Directors	5
—	Where you can Find More Information	5
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS		26
CORPORATE GOVERNANCE AND OTHER MATTERS		7
PROPOSALS TO BE VOTED ON
—	PROPOSAL ONE—Election of Directors	6
—	PROPOSAL TWO—Ratification of Appointment of Independent Registered Public Accountants	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		15
EXECUTIVE COMPENSATION
—	Compensation Discussion and Analysis	17
—	Compensation Committee Interlocks and Insider Participation in Compensation Decisions	20
—	Compensation Committee Report	20
—	Executive Officers	21
—	Summary Compensation Table	21
—	Grant of Plan Based Awards	21
—	Outstanding Equity Awards	22
—	Option Exercises and Stock Vested	22
—	Pension Benefits	22
—	Nonqualified Deferred Compensation	22
—	Post-Employment/Change in Control Payments	23
OTHER INFORMATION
—	Section 16(a) Beneficial Ownership Reporting Compliance	25
—	Related Party Transactions	25
—	Indemnification and Insurance	26
AUDIT COMMITTEE REPORT		14
OTHER MATTERS
—	Stockholder Proposals	26

LANTRONIX, INC.
Corporate Headquarters
15353 Barranca Parkway
Irvine, California 92618
(949) 453-3990
www.lantronix.com
_____________________

PROXY STATEMENT FOR 2007 ANNUAL MEETING OF STOCKHOLDERS
_____________________

Our Board of Directors solicits your Proxy Card (the “Proxy”) on behalf of Lantronix, Inc., a Delaware corporation for use at our 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, November 14, 2007, at 9:00 a.m. local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.  The Annual Meeting will be held at our principal executive offices located at 15353 Barranca Parkway, Irvine, California  92618.

These “proxy materials,” which include the Proxy Statement, Proxy, letter to stockholders and Form 10-K, were first mailed on or about October 30, 2007, to all stockholders entitled to vote at the Annual Meeting.  In this Proxy Statement, we refer to the fiscal year ended June 30, 2007 as the 2007 fiscal year.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date

Stockholders of record at the close of business on September 28, 2007 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.  Presence in person or by proxy of a majority of the shares of common stock outstanding on the Record Date is required for a quorum.  As of the close of business on the Record Date, 60,046,161 shares of our common stock were outstanding and were the only class of voting securities outstanding.  Each share is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

Street Name Holdings

Most stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name.  If you do hold shares directly in your name with our transfer agent, Mellon Investor Services LLC, you are considered the stockholder of record with respect to those shares and we are sending these proxy materials directly to you.  As a stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the Annual Meeting.  We have enclosed a Proxy for you to use.  If your shares are held in a brokerage account or by a trustee or other nominee, you are considered the beneficial owner of these shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card, by your broker, trustee or nominee.  As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also entitled to attend the Annual Meeting; however, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares in person at the Annual Meeting.

Revocability of Proxies

      Any stockholder has the power to revoke his or her Proxy or voting instructions at any time before the Annual Meeting.  If you are a stockholder of record, you may revoke your Proxy by submitting a written notice of revocation to Lantronix, Inc., 15353 Barranca Parkway, Irvine, California 92618, Attention: Corporate Secretary, by submitting a duly executed written Proxy bearing a later date to change your vote, or by providing new voting instructions to your broker, trustee or nominee. A Proxy will not be voted if the stockholder of record who executed it is present at the Annual Meeting and votes the shares represented by the Proxy in person at the Annual Meeting.  For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Our Voting Recommendations

The Board of Directors recommends that you vote:

•	“FOR” the nominees named herein to serve as directors until the 2008 Annual Meeting of Stockholders; and

•	“FOR” the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year ending June 30, 2008.

Voting and Solicitation

Each share of common stock outstanding on the Record Date will be entitled to one vote on all matters presented at the Annual Meeting.  Stockholders do not have the right to cumulate their votes in the election of directors.

By signing and returning the Proxy or voting instruction card according to the enclosed instructions, you are enabling Reagan Sakai, our interim Chief Executive Officer, and Ron Irick, our Senior Corporate Counsel, who are named on the Proxy as “proxy holders,” to vote your shares at the meeting in the manner you indicate.  We encourage you to sign and return the Proxy even if you plan to attend the meeting.  In this way, your shares will be voted even if you are unable to attend the meeting.

Each valid Proxy will be voted according to the stockholder’s direction.  If no direction is given, the Proxy will be voted: (i) “FOR” the election of each of the nominees for director named herein; and (ii) “FOR” the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year ending June 30, 2008.  No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting.  Should any other matter requiring a vote of stockholders properly arise, the persons named on the Proxy will have discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment.

We will pay the costs of soliciting proxies from stockholders, including the preparation, assembly, printing and mailing of proxy solicitation materials.  We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others with instructions to forward these materials to the beneficial owners of common stock.  We may reimburse brokerage firms and other such persons representing beneficial owners of common stock for their expenses in forwarding solicitation materials to such beneficial owners.  Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, personally or by telephone, telegram, letter or facsimile.

Householding

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this practice, stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of these proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies.  Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials and/or future proxy materials, please send your request to: Lantronix, Inc., 15353 Barranca Parkway, Irvine, California 92618, Attention: Investor Relations, visit our website at www.lantronix.com, or contact Investor Relations by phone at (949) 453-3990. You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

Quorum; Abstentions; Broker Non-Votes

                The holders of a majority of the shares of common stock outstanding on the record date and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments or postponements thereof.  If you submit a properly executed Proxy or voting instruction card, even if you abstain from voting, your shares will be counted for purposes of determining the presence or absence of a quorum.  If a broker, trustee or other nominee indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” those shares will also be counted for purposes of determining the presence of a quorum at the Annual Meeting.

                For purposes of Proposal 1, the five (5) nominees receiving the greatest number of valid votes will be elected.  Because directors are elected by plurality, withheld votes and broker non-votes will be entirely excluded from the vote and will have no effect on the election of directors.  Proposal 2 requires the affirmative approval of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting (the “Votes Cast”).  For these purposes, abstentions with respect to a matter are treated as Votes Cast with respect to such matter, so abstaining has the same effect as a negative vote.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a Proxy voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters.  All of the proposals discussed in these proxy solicitation materials are currently considered routine matters.  A “broker non-vote” occurs when a broker expressly instructs on a Proxy that it is not voting on a matter, whether routine or non-routine.  Broker non-votes are not treated as Votes Cast.

Nomination of Director Candidates

The Corporate Governance and Nominating Committee considers candidates for board membership that our Board of Directors, management or stockholders suggest.  The Corporate Governance and Nominating Committee has adopted a Director Nomination Policy to consider recommendations for candidates to our Board of Directors from stockholders. The Corporate Governance and Nominating Committee will consider persons recommended by our stockholders in the same manner as nominees recommended by our Board of Directors, individual board members or management.  There are no specific minimum qualifications that a director must possess to be nominated.  However, the Corporate Governance and Nominating Committee assesses the appropriate skills and characteristics of a nominee based on the composition of the board as a whole and based on the nominee’s qualification as independence, diversity, skills, age and experience in such areas as operations, finance, marketing and sales.

Any stockholder holding shares of our common stock continuously for at least 12 months prior to the date of the submission of the recommendation may recommend a candidate for election to the Board of Directors by directing the recommendation in writing by letter to Lantronix, Inc., 15353 Barranca Parkway, Irvine, California 92618, Attention: Corporate Secretary.  The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and Lantronix and evidence of the recommending stockholder’s ownership of our common stock.  Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.

In addition, a stockholder may nominate a person directly for election to our Board of Directors at an annual meeting of our stockholders, provided the person meets the requirements set forth in our bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to our Board of Directors at an annual meeting, is described below in the section entitled “Other Matters - Stockholder Proposals.”

Stockholder Communications with Our Board of Directors

The Board of Directors has adopted a Stockholder Communication Policy, by which you may communicate with any director, the entire Board of Directors, or any committee of the Board by sending a letter to the director, the Board or the committee, addressed to our Corporate Secretary at Lantronix, Inc., 15353 Barranca Parkway, Irvine, California 92618. Unless the letter is marked “confidential,” our Secretary will review the letter, categorize it, and forward it to the appropriate person.  Any stockholder communication marked “confidential” will be logged as “received” and forwarded to the appropriate person without review.

Where You Can Find More Information

We have from time-to-time received calls from stockholders inquiring about the available means of communication with us. We thought that it would be helpful to describe the arrangements that are available for your use.

If you would like to receive information about us, you may use one of these convenient methods:

                1.       For information such as our latest Annual Report on Form 10-K or Quarterly Report on Form 10-Q, please call our Investor Relations Department at (949) 453-3990.

               2.       Our main Internet address is www.lantronix.com.  There you will find product, marketing and financial data, and an on-line version of this Proxy Statement, our Annual Report on Form 10-K, and other filings with the SEC.

If you would like to write to us, please send your correspondence to the following address:

Lantronix, Inc.
Attention: Investor Relations
15353 Barranca Parkway
Irvine, CA  92618

If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, Mellon Investor Services LLC at (800) 522-6645. You may also visit their web site at www.melloninvestor.com for step-by-step transfer instructions.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board of Directors currently consists of seven members.  The terms of all seven directors will expire at the 2007 Annual Meeting of Stockholders.  Effective as of the Annual Meeting, the Board of Directors has reduced the number of authorized directors to five.  Five incumbent directors, Howard T. Slayen, Thomas W. Burton, Curt Brown, Bernhard Bruscha and Thomas Wittenschlaeger, are nominated for re-election.  There are no family relationships among any directors or executive officers, including the nominees.  Directors H.K. Desai and Kathryn Braun Lewis are not standing for re-election.  We are currently in the process of searching for another independent member to be appointed to the Board of Directors.  At the time we appoint another independent director, Mr. Burton has indicated to the Board of Directors and management that he will resign from the Board of Directors.

If elected at the Annual Meeting, each nominee will serve until the 2008 Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or until his or her earlier death, resignation or removal.  A director elected to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors) will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified.

Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for our five nominees.  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.  Shares represented by signed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below.  In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Proxy holders will vote for a nominee designated by the present Board of Directors to fill the vacancy.  We are not aware of any reason that the nominees will be unable or will decline to serve as directors.  The Board of Directors recommends a vote “FOR” the election of the nominees.

The names of the members of our Board of Directors, their ages as of September 28, 2007, and certain other information about them are set forth below.
Name	Age	Position

H. K. Desai	61	Chairman of the Board of Directors

Curt Brown (1)	60	Director

Bernhard Bruscha (1)	54	Director

Thomas W. Burton (1)	61	Director

Kathryn Braun Lewis	56	Director

Howard T. Slayen (1)	60	Director

Thomas Wittenschlaeger (1)	50	Director

(1)   Nominees for reelection.

H. K. Desai was elected Chairman of our Board of Directors on May 29, 2002.  He has served as a member of our Board of Directors since October 2000.  Since, Mr. Desai has served as the Chief Executive Officer of QLogic Corporation, a company that provides end-to-end connectivity for storage area networks.  From 1995 to 1996, Mr. Desai was the President and Chief Technical Officer of QLogic.

Curt Brown has been a member of our Board of Directors since August 2007.  Since February 2005, Mr. Brown has served as Chief Technical Officer for Intelio Technologies, Inc., a networked remote management systems company.  From June 2001 to August 2004, Mr. Brown was Executive Vice President of Research and Development at Lantronix.  Mr. Brown is the inventor on a number of patents, including two of our patents pertaining to XPort® embedded device servers.   Mr. Brown has had a distinguished 30-year career of increasing responsibility in the electronics industry, working for such companies as Iomega Corporation, Hewlett-Packard Company, Connor Peripherals, Inc., Seagate Technology and Quantum Corporation.

Bernard Bruscha has been a member of our Board of Directors since August 2007.  Mr. Bruscha served as Chairman of our Board of Directors from June 1989 to May 2002 and has been our single largest stockholder, currently with ownership of over approximately 30% of our outstanding common stock.  A serial entrepreneur for over 20 years, Mr. Bruscha founded several technology distribution and hardware companies.  Since May 2002 Mr. Bruscha has served as  Chairman of the Supervisory Board of transtec AG, a computer systems manufacturer and direct computer reseller. Mr. Bruscha is also managing director TL Investment Gmbh and Managing Director of technovest alpha Gmbh located in Tübingen, Germany.  A customer of Lantronix, transtec AG has accounted for less than 4% of Lantronix’s revenues in each quarter of 2006 fiscal year and 2007 fiscal year.

Thomas W. Burton has been a member of our Board of Directors since our inception in 1989.  Mr. Burton is an attorney and has operated his own law office, Thomas W. Burton, PLC since June 1999.  From January 1994 to June 1999, Mr. Burton served with the law firm of Cummins & White, LLP.

Kathryn Braun Lewis was elected to our Board of Directors in October 2002.  She currently serves on the Board of Directors of Share Our Selves and THINK Together, both Orange County charities.  Ms. Lewis retired from Western Digital Corporation, a computer storage devices company, in 1998.  During her 18 year tenure at Western Digital, she was promoted from various management and executive positions to President and Chief Operating Officer of the Personal Storage Division (PSD) and was responsible for the worldwide operations including research and development, manufacturing, and marketing.

Howard T. Slayen was elected to our Board of Directors in August  2000.  From June 2001 to the present, Mr. Slayen has been providing independent financial consulting services to various organizations and clients.  From September 1999 to May 2001, Mr. Slayen was Executive Vice President and Chief Financial Officer of Quaartz Inc., a web-hosted communications business.  From 1971 to September 1999, Mr. Slayen held various positions with PricewaterhouseCoopers/Coopers & Lybrand, including his last position as a Corporate Finance Partner.  Mr. Slayen currently serves on the boards of directors of Quark Pharmaceuticals and Zircon Corporation;  and Child Advocates of Silicon Valley, and Jewish Family and Children Services of San Francisco, not-for-profit organizations.

Thomas Wittenschlaeger was elected to the Board of Directors in September 2007.  Since March 2004, Mr. Wittenschlaeger has served as Chairman and CEO of Raptor Networks Technology, Inc. Raptor Networks engages in the design, production and sale of standards-based, proprietary high-speed network (LAN) switching technologies.  From April 2001 to September 2003, Mr. Wittenschlaeger was Senior Vice President, Corporate Development and Chief Technology Officer of Personnel Group of America, Inc., later renamed Venturi Partners, Inc., a provider of information technology and professional staffing services nationwide.  Prior to joining Personnel Group of America, Mr. Wittenschlaeger spent 16 years at General Motors Hughes Electronics in a variety of positions.  He is a graduate of the United States Naval Academy and served on nuclear attack submarines in the Pacific theatre.

Board Meetings and Committees

Our Board of Directors currently consists of seven directors, the majority of whom the Board has determined are independent under the requirements of The NASDAQ Stock Market listing standards. Mr. H.K. Desai, Ms. Kathryn Braun Lewis, Mr. Howard Slayen, Mr. Thomas Burton, Mr. Curt Brown and Mr. Thomas Wittenschlaeger were all deemed independent under the requirements of the NASDAQ Stock Market. The Board of Directors held a total of six meetings during the 2007 fiscal year, and it met without the presence of management for a portion of each meeting.  During the year certain matters were approved by the Board of Directors, or a Committee of the Board of Directors, by unanimous written consent.  The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, Each Committee has a written charter approved by the Board of Directors, copies of which are available on our website at www.lantronix.com.

Name of Committee and Members in the Fiscal Year Ending June 30, 2007	Functions of the Committee	Number of Meetings in the Fiscal Year Ending June 30, 2007

AUDIT COMMITTEE Howard Slayen, Chairperson Thomas Burton Kathryn Braun Lewis	• selects independent registered public accountants and approves their compensation • reviews scope and results of year-end audit and quarterly reviews with management and independent registered public accountants • reviews our accounting principles and system of internal accounting controls • determines investment policy and oversees its implementation	7
COMPENSATION COMMITTEE Thomas Burton, Chairperson H.K. Desai Kathryn Braun Lewis Howard Slayen	• reviews and approves salaries, bonuses, and other benefits payable to our executive officers • oversees our equity incentive plans • reviews and recommends general policies relating to compensation and benefits	4
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE Kathryn Braun Lewis, Chairperson Thomas Burton H.K. Desai Howard Slayen	• oversees Chief Executive Officer and senior management • ensures directors take a proactive, focused approach to their positions • sets the highest standards of responsibility and ethics • recommends nomination of board members • assists with succession planning for executive management positions • oversees and evaluates board evaluation process • evaluates composition, organization and governance of board and its committees	4

Each director attended 75% or more of the total number of meetings of our Board of Directors and the meetings of the committees of the Board on which he or she served during the 2007 fiscal year.

Primary Functions of the Board of Directors

Our Board of Directors oversees the conduct of our business by management and reviews our financial objectives, major corporate plans, strategies, actions and major capital expenditures. Our directors are expected to promote the best interests of our stockholders in terms of corporate governance, fiduciary responsibilities, compliance with laws and regulations, and maintenance of accounting and financial controls. Our directors participate in the selection, evaluation and, where appropriate, replacement of our chief executive officer. Directors also provide input to our chief executive officer for the evaluation and recruitment of our principal senior executives.  We strongly encourage all of our directors to attend each annual meeting of stockholders.  All of our directors serving during fiscal 2007 attended the 2006 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, the performance of the independent registered public accounting firm, risk assessment and risk management, and finance and investment functions.  Among other things, the Audit Committee prepares the Audit Committee Report for inclusion in the annual proxy statement; annually reviews its charter and performance; appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the audit fees and the financial statements; reviews our disclosure controls and procedures, internal controls, information security policies and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on our financial statements.  The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.  Each member of the Audit Committee during 2007 fiscal year meets the NASDAQ and SEC requirements as to independence and financial knowledge.  The Board has determined that Mr. Howard Slayen, Chairman of the Audit Committee, is an “audit committee financial expert” as defined by rules of the SEC.  After the Annual Meeting, the Audit Committee will be comprised of Mr. Howard Slayen, Mr. Thomas Burton and Mr. Thomas Wittenschlaeger.  Each of the foregoing members of the Audit Committee meets the NASDAQ and SEC requirements as to independence and financial knowledge.  The report of the Audit Committee is included herein on page 14.

Compensation Committee

The Compensation Committee reviews and determines salaries, performance-based incentives and other matters relating to executive compensation and administers our stock option plans, including reviewing and granting stock options to our executive officers. The Compensation Committee also reviews and determines various other compensation policies and matters.  After the Annual Meeting, the Compensation Committee will be comprised of Mr. Howard Slayen, Mr. Thomas Burton and Mr. Thomas Wittenschlaeger.  Each of the foregoing members of the Compensation Committee meets the NASDAQ and SEC requirements as to independence The report of the Compensation Committee is included herein on page 20.

Corporate Governance and Nominating Committee

           The Corporate Governance and Nominating Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; administers the Board’s self-evaluation and identifies best practices and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance.  The Chair of the Corporate Governance and Nominating Committee also receives communications directed to non-management directors.  After the Annual Meeting, the Corporate Governance and Nominating Committee will be comprised of Mr. Howard Slayen, Mr. Thomas Burton and Mr. Thomas Wittenschlaeger.  Each of the foregoing members of the Corporate Governance and Nominating Committee meets the NASDAQ requirements as to independence

Code of Ethics and Complaint Procedures

We have adopted a Code of Conduct and Business Ethics Policy (the “Code of Ethics”) that applies to all of our directors, officers, and employees. The Code of Ethics operates as a tool to help our directors, officers, and employees understand and adhere to the high ethical standards we expect.  The Code of Ethics is available on our website at www.lantronix.com.  Stockholders may also obtain copies at no cost by writing to our Secretary at our Corporate Headquarters.

Concerns relating to accounting, internal controls or auditing matters should be brought to the attention of a member of our senior management or the Audit Committee, as appropriate, and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Director Compensation

Cash Compensation. Each director receives $24,000 cash compensation annually for his or her services as a director.  The Chairman of the Board receives an additional $11,000.  The Chairman of the Compensation Committee and Chairman of the Corporate Governance and Nominating Committee each receive an additional $2,000.  The Chairman of the Audit Committee receives an additional $9,000.  The annual retainers are based on four in-person meetings per year, one per quarter.  Directors also receive $1,000 for each additional full-day in-person meeting in excess of one meeting per quarter or $500 for a meeting that lasts less than four hours.

Stock Option Program. Members of our Board of Directors who are not employees of ours, or any parent or subsidiary of ours (“Non-Employee Directors”), are eligible to participate in our 2000 Stock Plan.  Under the 2000 Stock Plan, Non-Employee Directors receive annual, automatic, non-discretionary grants of nonstatutory stock options.  Each Non-Employee Director automatically receives an option to purchase 25,000 shares of our common stock on the date he or she first becomes a Non-Employee Director.  Thereafter, each Non-Employee Director automatically receives an option to purchase 25,000 shares of our common stock following each annual meeting of our stockholders if, immediately after such meeting, he or she will continue to serve on the Board and has served on the Board for at least the preceding 6 months.  The exercise price for these options is 100% of the fair market value of the shares on the date of grant.  These options have a term of ten years; provided, however, that they will terminate earlier depending on different circumstances.  Twelve months after the date of grant, 50% of these options vest.  The balance of 50% vests 1/24 per month each month thereafter, until vested in full; provided, however, the optionee continues to serve on the Board on such dates.  In addition, all directors are eligible to receive additional discretionary grants of nonstatutory stock options under the 2000 Stock Plan.

Except as described above, directors do not receive any other compensation for their services as our directors or as members of committees of the Board of Directors.

Director Compensation

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended June 30, 2007.

Name	Fees Earned Or Paid in Cash ($) (1)	Option Awards ($) (2)	Total ($)
H. K. Desai	37,000	27,003	64,003
Thomas W. Burton	29,500	27,003	56,503
Kathryn Braun Lewis	30,500	27,003	57,503
Howard T. Slayen	37,500	27,003	64,503
Bernhard Bruscha (3)	-	-	-
Curt Brown (3)	-	-	-
Thomas Wittenschlaeger (3)	-	-	-

(1)           For a description of annual non-employee director retainer fees and retainer fees for chair positions, see the disclosure above under “Director Compensation.”
(2)           The amounts shown are the compensation costs (disregarding an estimate for forfeitures) recognized in our financial statements for 2007 fiscal year related to grants of stock options to each non-employee director in 2007 and prior years, to the extent we recognized compensation cost in 2007 fiscal year for such awards in accordance with the provisions of SFAS 123R. For a discussion of the valuation assumptions used in the SFAS 123R calculations, see Note 8 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, referred to in this proxy statement as our fiscal 2007 Form 10-K.
(3)           These individuals were not directors during 2007 fiscal year.

The full FAS 123(R) grant date value (without regard to vesting provisions) of options granted to each director during the fiscal year ended June 30, 2007 were as follows:

Director	Grant Date	Grant Date Fair Value ($)
H. K. Desai (1)	11/28/2006	29,048
Thomas W. Burton (1)	11/28/2006	29,048
Kathryn Braun Lewis (1)	11/28/2006	29,048
Howard T. Slayen (1)	11/28/2006	29,048
Bernhard Bruscha (2)	-	-
Curt Brown (2)	-	-
Thomas Wittenschlaeger (3)	-	-

(1)           As of June 30, 2007, each director has the following number of options outstanding: H.K. Desai: 175,000; Thomas W.Burton: 150,000; Kathryn Braun Lewis: 150,000; and Howard T. Slayen: 175,000.
(2)           Bernard Bruscha and Curt Brown were elected to our Board of Directors in August 2007.
(3)           Thomas Wittenschlaeger was elected to our Board of Directors in September 2007.

Vote Required

Directors shall be elected by a plurality vote. The five nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes against, abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES SET FORTH ABOVE

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We are asking our stockholders to ratify the Audit Committee’s selection of McGladrey & Pullen, LLP as our independent registered public accountants for the fiscal year ending June 30, 2008.

McGladrey & Pullen, LLP was engaged in January 2005 and has served as our independent registered public accountants for since then.  A representative of McGladrey & Pullen, LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and be available to answer any appropriate questions.

Audit and Related Fees

The following table is a summary of the fees billed for professional services performed by McGladrey & Pullen, LLP, our independent registered public accountants for the fiscal years ended June 30, 2007 and 2006:

	Years Ended June 30,
Fee Category	2006	2006
Audit fees	$470,910	$464,000
Audit-related fees	-	-
Tax fees	-	-
All other fees	-	-
Total fees	$470,910	$464,000

Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of our quarterly interim consolidated financial statements, as well as services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Normally consists of fees billed for audits required by statute in certain locations outside the U.S. where we have operations and accounting consultations.  There were no fees billed for this category during the fiscal years ended June 30, 2007 and 2006.

Tax Fees. Consists of fees billed for professional services, including tax advice and tax planning and assistance regarding federal, state and international tax compliance and related services.

All Other Fees. There were no fees for this category during the fiscal year ended June 30, 2007 and 2006.

Before selecting McGladrey & Pullen, LLP, the Audit Committee carefully considered the firm’s qualifications as independent registered public accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review included inquiry concerning any litigation involving McGladrey & Pullen, LLP and any proceeding by the SEC against the firm. In this respect, the Audit Committee concluded that the ability of McGladrey & Pullen, LLP to perform services for Lantronix is in no way adversely affected by such litigation or investigation. The Audit Committee’s review also included matters required to be considered under the SEC’s rules on auditor independence, including the nature and extent of non-audit services, to ensure that the auditors’ independence will not be impaired. The Audit Committee pre-approves all audit and non-audit services provided by McGladrey & Pullen, LLP, or subsequently approves non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the services, if any, provided by McGladrey & Pullen, LLP described under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee. The Audit Committee of our Board of Directors has determined that the provision of services by McGladrey & Pullen, LLP other than for audit related services is compatible with maintaining the independence of McGladrey & Pullen, LLP as our independent registered public accountants.

Required Vote; Recommendation of the Board of Directors

The affirmative vote of a majority of the Votes Cast is necessary to approve this proposal. Assuming a quorum is present, abstentions will have the effect of a vote “against” this proposal, and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2008

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee of our Board of Directors performs general oversight of our financial accounting and reporting process, systems of internal control, audit process and the process for monitoring compliance with laws and regulations and our Code of Business Conduct and Ethics.  The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountants.  The Audit Committee oversees the Lantronix financial reporting process on behalf of the Board of Directors.  Our management has primary responsibility for preparing our financial statements and our financial reporting process, including the Lantronix system of internal controls.  Our independent registered public accountants, McGladrey & Pullen, LLP, are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.  The Audit Committee meets periodically with the independent registered public accountants, with and without management present, to discuss the results of the independent registered public accountants’ examinations and evaluations of Lantronix internal controls and the overall quality of Lantronix financial reporting.

For the fiscal year ended June 30, 2007, the Audit Committee met in person five times and met via a telephone conference call two times.  The members of the Audit Committee took the following actions in fulfilling its oversight responsibilities:

(i)
reviewed and discussed the annual audited financial statements and the quarterly results of operation with management, including a discussion of the quality and the acceptability of Lantronix financial reporting and controls as well as the clarity of disclosures in the financial statements;

(ii)
discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standard, AU §380);

(iii)
received from the independent registered public accountants written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and discussed with the independent registered public accountants their independence; and

(iv)
based on the review and discussion referred to above, recommended to the Board of Directors that the audited financial statements be included in the Lantronix Annual Report on Form 10-K for the fiscal year ended June 30, 2007, for filing with the SEC.

Following the termination of our Chief Financial Officer on May 3, 2002, the Audit Committee engaged counsel and independent accountants to conduct a special investigation of certain matters.  During the year ended June 30, 2007, one or more members of the Audit Committee continued to be engaged in supervision of and discussions with outside legal counsel regarding the  SEC investigation related to the Lantronix restatement of prior earnings.   That investigation resulted in a settlement with the SEC, which was formally approved in September 2006.

As part of the search conducted to identify and hire a new CFO, a representative of the Audit Committee interviewed those candidates identified by management as potential hires for the position.  The audit committee representative was consulted by management as part of the process of extending any offers to candidates for the position.

The Audit Committee
Howard T. Slayen, Chair
Thomas W. Burton
Kathryn Braun Lewis

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of September 28, 2007, by:  (i) each person known by us to be the beneficial owner of more than 5% of our common stock based on filings pursuant to Sections 13(d) or (g) of the Exchange Act; (ii) each of our current directors and nominees for director; (iii) each of our executive officers set forth in the Summary Compensation Table; and (iv) all current directors and executive officers as a group.  Except as otherwise indicated, the address for each person is 15353 Barranca Parkway, Irvine, California 92618.  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated in the footnotes to the table, and subject to community property laws, where applicable, the persons and entities identified in the table below have sole voting and investment power with respect to all shares beneficially owned. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options or warrants held by such person that are exercisable within 60 calendar days of September 28, 2007, but excludes shares of common stock underlying options or warrants held by any other person.  Percentage of beneficial ownership is based on 60,046,161 shares of common stock outstanding as of September 28, 2007.

Beneficial Owner Name	Beneficial Number of Shares	Percentage Ownership
Bernhard Bruscha, Director (1)	20,303,220	33.8%
Empire Capital Management, LLC, 1 Gorham Island, Westport, CT 06880 (2)	6,363,200	10.6%
Heartland Advisors, Inc./William J. Nasgovitz, 789 North Water St. Milwaukee, WI 53202 (3)	5,700,000	9.5%
Thomas W. Burton, Director (4)	218,750	*
Howard T. Slayen, Director (5)	218,750	*
H. K. Desai, Director (6)	143,750	*
Kathryn Braun Lewis, Director (7)	120,750	*
Thomas M. Wittenschlaeger, Director	-	*
Curt Brown, Director	-	*
Marc H. Nussbaum, Former Chief Executive Officer and President (8)	1,088,014	1.8%
Reagan Y. Sakai, Interim Chief Executive Officer and Chief Financial Officer and Secretary	4,389	*
James W. Kerrigan, Retired Chief Financial Officer and Secretary (9)	616,474	1.0%
All current executive officers and directors as a group (8 persons) (10)	22,714,037	37.8%

* Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	Mr. Bruscha was appointed to our Board of Directors in August 2007.
(2)
Based upon information contained in a report in a Schedule 13G/A filed with the SEC on February 14, 2006.  The shares of common stock are held directly by Empire Capital Partners, L.P. ("Empire Capital"), with respect to 3,073,426 shares, Empire Capital Partners, Ltd., a Cayman Islands exempted company ("Offshore"), as to 2,405,289 shares, Charter Oak Partners, LP, a Delaware Limited Partnership ("Charter Oak"), as to 698,446 shares, and Charter Oak Partners II ("Charter Oak II") and collectively with Empire Capital, Offshore and Charter Oak, "the Empire Funds") as to 111,624 shares of Common Stock directly owned by it.  Empire Capital Management L.L.C. (the "Investment Manager") serves as the Investment Manager and has investment discretion over the securities held by Offshore, Charter Oak and Charter Oak II. Empire Capital GP, L.L.C. ("Empire GP"), serves as general partner of Empire Capital. Mr. Scott Fine and Mr. Peter Richards are managing members of the Investment Manager and Empire GP.  The Investment Manager, Empire GP and the Empire Funds, disclaim beneficial ownership of any of the our securities, except as to such securities in which each such person may be deemed to have a pecuniary interest pursuant to the Act.

(3)
Based upon information contained in a Schedule 13G/A filed jointly by Heartland Advisors, Inc. and William J. Nasgovitz with the Securities Exchange Commission on February 12, 2007.  5,700,000 shares may be deemed beneficially owned by (1) Heartland Advisors, Inc. by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time; and (2) William J. Nasgovitz, as a result of his ownership interest in Heartland Advisors, Inc.  Heartland Advisors, Inc. and Mr. Nasgovitz each specifically disclaim beneficial ownership of any of our securities.  The Heartland Value Fund, a series of the Heartland Group, Inc., a registered investment company, owns 5,000,000 shares.  The remaining shares are owned by various other accounts managed by Heartland Advisors, Inc. on a discretionary basis.

(4)	Includes 118,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 28, 2007.
(5)	Includes 143,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 28, 2007.
(6)	Includes 143,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 28, 2007.
(7)	Includes 118,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 28, 2007.
(8)
Includes 613,750 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 28, 2007. Mr. Nussbaum resigned as Chief Executive Officer on September 24, 2007.

(9)
Includes 290,834 shares of common stock issuable upon exercise of stock options exercisable within 60 days of September 28, 2007. Mr. Kerrigan resigned as Chief Financial Officer on November 15, 2006 but will remain in a consulting position until January 2008.

(10)	Includes an aggregate of 1,429,584 shares issuable upon exercise of stock options within 60 calendar days of September 28, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy of the Compensation Program

Our philosophy is to provide compensation to our executive officers in such a manner as to attract and retain the best available personnel for positions of substantial responsibility.  We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through competitive compensation arrangements. We believe that the compensation paid to our executive officers should also be substantially dependent upon our financial performance and the value that we create for our stockholders. For this reason, the Compensation Committee structures our compensation programs to provide meaningful incentives for the attainment of our short-term and long-term strategic objectives and, accordingly, rewards those executive officers who make substantial contributions to the attainment of those objectives.

The objectives of our compensation program are as follows:

·	Attract and retain highly talented and productive executives;

·	Align compensation with business objectives and performance and provide incentives for superior performance; and

·	Align the interests of our executive officers with those of our stockholders in maximizing stockholder value.

For 2007 fiscal year, each executive officer’s compensation generally consisted of three primary elements: (i) a base salary, (ii) a cash bonus based upon participation in a bonus pool tied to our attainment of pre-established objectives and the executive officer’s individual performance, and (iii) long-term stock-based incentive awards, in the form of stock options designed to align and strengthen the mutuality of interests between our executive officers and our stockholders.

Compensation Committee

The Compensation Committee administers our executive compensation program.  The Compensation Committee, which consists of independent directors under the requirements set forth in The NASDAQ Stock Market listing standards, is responsible for approving and reporting to the Board of Directors on all elements of compensation for our executive officers.  The Compensation Committee has the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions.

As part of its duties, the Compensation Committee reviews compensation levels of the executive officers to confirm that compensation is in line with performance and industry practices. The goal of the Compensation Committee is to ensure our compensation practices are designed to fulfill the objectives of the compensation program. We emphasize performance-based compensation that is competitive with the marketplace, and the importance of clearly communicating performance objectives.  We review our compensation practices, as needed, by comparing them to surveys of relevant competitors and set objective compensation parameters based on this review. Compensation policies also reflect the competition for executive talent and the unique challenges and opportunities facing us in the networking device markets.

Our compensation program for all employees includes both cash and equity-based elements. Because it is directly linked to the interest of stockholders, equity-based compensation is emphasized in the design of our compensation programs.  Consistent with competitive practices, we also utilize a cash bonus plan based on achievement of financial performance objectives such as profitability and revenue growth.

In making executive officer compensation decisions for the 2007 fiscal year, the Compensation Committee compared each element of total compensation against statistics for a peer group of publicly-traded and privately-held companies. The Compensation Committee relied primarily on the 2006 Radford survey of executive officer compensation levels at companies with less than $200 million in net revenues. For supplemental market data regarding cash compensation, the compensation committee reviewed the 2006 AEA and ERI compensation surveys. All of the surveys were compiled by the Compensation Committee’s independent compensation consultant and reported in September 2006.

Executive Compensation Components

Each of the three major elements that comprise total compensation for executive officers (salary, bonus and equity) is designed to achieve one or more of our overall objectives to create a competitive level of total compensation. The manner in which the committee has structured each element of compensation is described below.

Salary.  We set a base salary range for each executive officer, including the Chief Executive Officer, by reviewing the base salary for comparable positions of a broad peer group, including companies similar in size and businesses that compete with us in the recruitment and retention of senior personnel. Individual salaries for each executive officer are set based on his or her experience, individual performance and contribution to our results, as well as our  financial performance. We did not change the salary of our Chief Executive Officer for the 2007 fiscal year from the prior year because we believed it to be appropriate and competitive.

Cash Bonuses. Selected employees and executive officers are eligible to participate in the our cash bonus plan, with executive bonuses determined by the Compensation Committee. This plan provides cash awards for meeting certain performance goals, based on a matrix in which 100% or more of target may be achieved only if our results meet certain specified targets. Individual bonus amounts are determined by our performance and the employee’s direct responsibilities and their impact on our results. The corporate financial goals are based on the approved operating plan and any periodic updates thereto.  No cash bonuses were paid under this plan during 2007 fiscal year.

Team Incentive Plan. The Board of Directors approved a bonus plan for our employees captioned the Team Incentive Plan (“TIP”).  Under the terms of the TIP, the Board of Directors may approve the accrual of funds to a bonus pool from profits and cash flow, subject to our meeting certain financial performance criteria such as operating profitability and revenue growth.  Upon approval of the bonus pool, the employees, including the Named Executive Officers may be granted bonuses in amounts based on their individual compensation and individual performance.  To date, we have not met our financial performance criteria, and no bonuses have been accrued or paid under the TIP.

Equity-Based Incentives. Initial or “new-hire” options are granted to executive officers when they first join us. Thereafter, options may be granted to each executive officer annually and from time to time based on performance. To enhance retention, options granted and restricted stock sold to executive officers are subject to vesting restrictions that generally lapse over four years. The amount of actual options granted depends on the individual’s level of responsibility and a review of stock option grants of positions based upon a compensation survey that was compiled by the Compensation Committee’s independent compensation consultant during 2006 fiscal year.  Each grant is designed to align the interests of the executive officer with those of the stockholders and to provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of our common stock at a fixed price per share (the closing selling price on the grant date) over a specified period, usually ten years. Each option granted to a continuing executive officer generally vests and becomes exercisable in a series of monthly installments, over a four-year service period, contingent upon the officer’s continued employment. Accordingly, each option will provide a return to the executive officer only to the extent he remains employed with us during the vesting period, and then only if the fair market value of the underlying shares appreciates over the period between grant and exercise of the option.

Market Timing of Equity Awards.  The Compensation Committee does not engage in any “market timing” of equity awards made to the executive officers or other award recipients. There is no established practice of timing our awards in advance of the release of favorable financial results or adjusting the award date in connection with the release of unfavorable financial developments affecting our business. Equity awards for newly-hired employees, including newly-hired executive officers, are normally made on the first business day of the month after the employee’s actual commencement of employment. It is our intent that all stock option grants have an exercise price per share equal to the closing selling price per share on the grant date as reported on the NASDAQ Stock Market.

Change In Control and Severance Agreements.  We provide certain payments and benefits should the executive officer’s employment terminate under certain circumstances in connection with a change in control of our company, termination without cause or resignation for good reason. The agreements do not provide any tax gross-up payments. The benefits consist primarily of salary continuation, a prorated bonus payment, accelerated vesting of the affected officer’s outstanding equity awards and the extension of the exercise period for outstanding option grants. All of our change in control and termination of employment severance agreements are described in detail in the post-employment/change in control portion of this proxy.  See “Post-Employment/Change in Control Payments.”

Other Benefits/Perquisites.  Our executive officers are provided with a car allowance.

Other Programs.  Our executive officers are eligible to participate in the Employee Stock Purchase Plan on the same basis as all other regular U.S. employees. Our executive officers are also eligible to participate in our 401(k) employee savings plan on the same basis as all other regular U.S. employees.

Deferred Compensation Programs.  We do not maintain any non-qualified deferred compensation programs for our executive officers or any supplemental executive retirement plans.

Compensation of the Chief Executive Officer

In May 2002, we hired Marc Nussbaum to serve as Interim Chief Executive Officer.  In February 2003, we eliminated the interim designation, and until September 2007 Mr. Nussbaum has served as our Chief Executive Officer.  When setting Mr. Nussbaum’s compensation, the Compensation Committee did so without his attendance.  His salary, bonus and equity grants followed the policies set forth above. In determining Mr. Nussbaum’s compensation package, the Compensation Committee considered compensation practices at other high technology companies with which we compete for talent. The Compensation Committee uses other industries for comparable measures, which have some of the same marketing, sales, research and development and operations challenges.

  The annual base salary for Mr. Nussbaum for the 2007 fiscal year was $290,000, with a monthly automobile allowance of $750. We did not change the salary of our Chief Executive Officer for fiscal year 2007 from the prior year because we believed it to be appropriate and competitive. For the 2007 fiscal year, Mr. Nussbaum did not receive any bonus because Lantronix did not meet its corporate financial goals based on the approved operating plan for the fiscal year.

In February 2007, the Compensation Committee awarded Mr. Nussbaum stock options to purchase 102,000 shares of our common stock at an exercise price of $1.69, which was the fair market value on the date of grant.   Information regarding the vesting schedules of such awards is included in this proxy statement under the heading “Executive Compensation — Grants of Plan-Based Awards.”

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended, establishes a limit of $1 million on the deductibility of compensation payable in any tax year to each of the Chief Executive Officer and the four most highly compensated other executive officers, unless such compensation is performance-based within the meaning of Section 162(m) and the regulations thereunder. To date, we have not paid any compensation that would be non-deductible under Section 162(m), because our option grants qualify as performance-based compensation and the cash paid to executives is substantially below $1 million. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to Lantronix success. Consequently, the Committee recognizes that the loss of a tax deduction may be necessary in some circumstances.  Furthermore, in light of our federal net operating loss carryforwards ($75.2 million as of June 30, 2007), we do not believe that the amount of any tax deductions lost as a result of the application of Section 162(m) would have a meaningful impact upon our annual financial results.

Accounting considerations also play an important role in the design of our executive compensation program. Accounting rules such as FAS 123R require us to expense the cost of our stock option grants, which reduces the amount of our reported profits. Because of option expensing and the impact of dilution on our stockholders, we pay close attention to the number and value of the shares underlying stock options we grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN
COMPENSATION DECISIONS

No member of the Compensation Committee was an officer or employee of ours at any time during the 2007 fiscal year or at any other time.  During the 2007 fiscal year, no current executive officer of ours served as a member of the board of directors or compensation committee of any other entity whose executive officer(s) served on our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Form 10-K for the fiscal year ended June 30, 2007.

The Compensation Committee

Thomas Burton, Chairperson
H.K. Desai
Kathryn Braun Lewis
Howard Slayen

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth summary information concerning compensation earned during the 2007 fiscal year by all persons who served as an executive officer at any time (the “Named Executive Officers”).

Summary Compensation Table for 2007 Fiscal Year

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Former CEO, Marc H. Nussbaum (2)	2007	290,000	-	127,377	12,894	430,271
Interim CEO & CFO, Reagan Y. Sakai (3)	2007	151,923	20,000	25,687	5,135	202,745
Former CFO, James W. Kerrigan (4)	2007	161,876	-	109,348	8,353	279,577

(1)
The amounts shown are the compensation costs recognized (disregarding an estimate for forfeitures) in our financial statements for fiscal year 2007 related to grants of stock options to each non-employee director in 2007 and prior years, to the extent we recognized compensation cost in fiscal year 2007 for such awards in accordance with the provisions of SFAS 123R. For a discussion of the valuation assumptions used in the SFAS 123R calculations, see Note 8 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, referred to in this proxy statement as our fiscal 2007 Form 10-K.   All option grants during the fiscal year were made under our 2000 Stock Plan.

(2)
Mr. Nussbaum resigned as our Chief Executive Officer and President in September 2007.  All Other Compensation amounts consisted of payment of Mr. Nussbaum’s automobile allowance of $9,000 and 401(k) match of $3,894.

(3)	Mr. Sakai’s Bonus was a signing bonus pursuant to his employment offer letter with us. All Other Compensation amounts consisted of payment of Mr. Sakai’s automobile allowance of $5,135.
(4)
Mr. Kerrigan resigned as our Chief Financial Officer in November 2006 and remained an employee until January 2007 at which time he entered into an agreement to continue to provide consulting services until January 2008.  Pursuant to his Consulting, Severance and Release Agreement with us, Mr. Kerrigan will receive a fee of $112,500 to be paid in 18 equal installments commencing August 1, 2007, provide 12 months of COBRA health-care continuation coverage and a pro-rated portion of any bonus he would have been entitled to under our TIP program for the fiscal year July 1, 2007. In addition, Mr. Kerrigan continued to vest in his outstanding stock options until July 22, 2007 and the period to exercise his vested stock options was extended until January 22, 2009.  In connection with Mr. Kerrigan’s stock option modification, we recorded a compensation charge of approximately $72,000, which is included in the table above.  All Other Compensation amounts consisted of payment of Mr. Kerrigan’s automobile allowance of $5,070 and 401(k) match of $3,283.

Grants of Plan Based Awards

The table below shows all plan-based awards granted to our Named Executive Officers during fiscal year ended June 30, 2007.

Grants of Plan-Based Awards Table for 2007 Fiscal Year

Name	Grant Date	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (1)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Marc H. Nussbaum (3)	2/22/2007	102,000	1.69	132,100
Reagan Y. Sakai	12/1/2006	150,000	1.52	175,305
James W. Kerrigan (3)	-	-	-	-

(1)
The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. Regardless of the value placed on a stock option by FAS 123(R) on the grant date, the actual value of the option will depend on the market value of our common stock at the date in the future when the option is exercised.

(2)
The value of a stock award or option award is based on the full fair value as of the grant date of such award determined pursuant to FAS 123(R) without regard to vesting and disregarding an estimate for forfeitures.

(3)	Former executive officers.

Outstanding Equity Awards

The table below shows all outstanding equity awards held by our Named Executive Officers at the end of fiscal year ended June 30, 2007.

Outstanding Equity Awards at 2007 Fiscal Year End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Grant Date	Option Exercise Price ($)	Option Expiration Date
Marc H. Nussbaum (1)	300,000	-	11/15/2002 (2)	0.50	12/2/2012
	157,500	22,500	12/16/2006 (3)	1.26	12/17/2013
	72,500	47,500	1/4/2005 (3)	1.14	1/5/2015
	40,000	80,000	2/14/2006 (3)	2.17	2/15/2016
	-	102,000	2/22/2007 (3)	1.69	2/23/2017
Reagan Y. Sakai	1	150,000	12/1/2006 (3)	1.52	12/2/2016
James W. Kerrigan (4)	16,667	-	11/15/2002 (5)	0.50	1/22/2009
	125,000	-	3/10/2003 (6)	0.70	1/22/2009
	80,625	-	12/16/2003 (3)	1.26	1/22/2009
	43,750	-	1/4/2005 (3)	1.14	1/22/2009
	24,792	-	2/14/2006 (6)	2.17	1/22/2009

(1)	Mr. Nussbaum resigned as our Chief Executive Officer and President in September 2007. Mr. Nussbaum’s options ceased vesting on the date of his resignation.
(2)	12.5% of the stock options vested on December 1, 2002, another 12.5% the stock options vested on June 1, 2003 and the remaining 75% vested monthly at 1/36 per month for the next 36 months.
(3)	25% of the stock options vest on the anniversary of the grant date and the remaining 75% vests monthly at 1/36 per month for the next 36 months.
(4)
Mr. Kerrigan resigned as our Chief Financial Officer in November 2006 and remained an employee until January 2007 at which time he entered into an agreement to provide consulting services until January 2008.

(5)	50% of the stock options vested immediately and the remaining 50% vests monthly at 1/12 per month for the next 12 months.
(6)	The stock options vest monthly at 1/48 per month for the next 48 months.

Option Exercises and Stock Vested

           There were no options exercised or stock awards that vested in the 2007 fiscal year for our Named Executive Officers.

Pension Benefits & Nonqualified Deferred Compensation

Our Named Executive Officers received no benefits in 2007 fiscal year from us under defined pension or defined contribution plans other than the tax-qualified 401(k) Plan.  They also did not participate in any non-qualified deferred compensation plans.

Post-Employment and Change-in-Control Payments

No Named Executive Officer has or had an employment agreement that provides for a specific term of employment. Accordingly, the employment of each executive officer may be terminated at any time at the discretion of the Board of Directors.

We have entered into agreements with several of our executive officers that provide certain benefits upon the termination of their employment under certain prescribed circumstances. Those agreements are summarized as follows:

 Marc Nussbaum- Former Chief Executive Officer and President.   In June 2007, we entered into a severance agreement with Mr. Nussbaum. Under the Agreement, if a change in control had occurred while he was still employed, and either (i) we terminated Mr. Nussbaum without cause or (ii) Mr. Nussbaum resigned with good reason, we would have continued to pay him his then current base salary in regular payroll installments and continue certain of his employee benefits for two years after his termination date. We would have also paid Mr. Nussbaum a cash bonus of the highest amount of bonus incentive cash compensation paid to Mr. Nussbaum for services in any past one-year period, if any, or 100% of Mr. Nussbaum’s target bonus (if any) approved by the Board of Directors.  In addition, upon such a termination event, Mr. Nussbaum’s outstanding unvested stock options would have immediately vested and his options would have remained exercisable for 24 months from the date of termination (but not beyond the expiration of their respective maximum terms).

If we would have terminated Mr. Nussbaum without cause, the agreement provided that we would have continued to pay him his then current base salary in regular payroll installments and continue certain of his employee benefits for 18 months after his termination date. We would have paid Mr. Nussbaum a prorated cash bonus based on the percentage of the current bonus period during which Mr. Nussbaum was included in the bonus plan and the actual bonus pool amount for the position granted by the Board of Directors for the current bonus period.  In addition, upon such a termination event, Mr. Nussbaum’s vested options would have remained exercisable for 24 months from the date of termination (but not beyond the expiration of their respective maximum terms).

The following table presents the calculation of potential payments that would have been payable upon Mr. Nussbaum’s termination or change in control:

	Estimated Value of Change in Control and Severance
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control ($)	NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control ($)
Base Salary	580,000	435,000
Bonus (1)	290,000	290,000
Acceleration of Vesting and Extension of Exercise Term of Stock Options (2)	1,084,084	-
Extension of Exercise Term of Stock Options (3)	-	713,192
Benefits (4)	27,840	20,880

(1)	Assumes a TIP bonus payout of 100% of base salary is earned and paid at 100% of target.
(2)
The amount shown as the value of each option represents the fair value of that option estimated by using the Black-Scholes option pricing model, in accordance with the provisions of SFAS 123R, multiplied by the assumed number of option shares vesting on an accelerated basis on June 29, 2007 and taking into account the extended 24-month post-employment exercise period for each such option.

(3)
The amount shown as the value of each option represents the fair value of that option estimated by using the Black-Scholes option pricing model, in accordance with the provisions of SFAS 123R, multiplied by the assumed number of vested options shares and taking into account the extended 24-month post-employment exercise period for each such option.

(4)
Represents the aggregate value of the continuation of certain employee benefits after the date of termination. For the purposes of this calculation, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executives will find other employment, or discount rates for determining present value.

Mr. Nussbaum resigned from his position as Chief Executive Officer and President in September 2007. As a result, no amounts were payable under his agreement.  However, per the terms of our Separation Agreement and General Release of Claims with Mr. Nussbaum, we will pay him $448,500 over one-year in equal installments commencing September 2007, provide 18 months of COBRA health-care continuation coverage and a pro-rated portion of any bonus he would have been entitled to under our TIP program for the fiscal year July 1, 2007 through June 30, 2008.  In addition, we extended the exercise period for Mr. Nussbaum’s vested options by 24 months from his resignation date (but not beyond the expiration of their respective maximum terms).

Reagan Y. Sakai- Interim Chief Executive Officer, Chief Financial Officer and Secretary.  In June 2007, we entered into a severance agreement with Mr. Sakai. If a change in control occurs, and either (i) we terminate Mr. Sakai without cause or (ii) Mr. Sakai resigns with good reason, we will continue to pay him his then current base salary in regular payroll installments and continue certain of his employee benefits for one year after his termination date. We will also pay Mr. Sakai a cash bonus equal to the highest amount of bonus incentive cash compensation paid to Mr. Sakai for services in any past one-year period (if any) or 100% of the Mr. Sakai’s target bonus (if any) approved by the Board of Directors.  In addition, upon such a termination event, Mr. Sakai’s outstanding unvested stock options will immediately vest and his options will remain exercisable for 24 months from the date of termination (but not beyond the expiration of their respective maximum terms).

If we terminate Mr. Sakai without cause we will continue to pay him his then current base salary in regular payroll installments and continue certain of his employee benefits for nine months after his termination date. We will also pay Mr. Sakai a prorated cash bonus based on the percentage of the current bonus period during which Mr. Sakai was included in the bonus plan and the actual bonus pool amount for the position granted by the Company’s Board of Directors for the current bonus period.  In addition, upon such a termination event, Mr. Sakai’s vested options will remain exercisable for 18 months from the date of termination (but not beyond the expiration of their respective maximum terms).

Under Mr. Sakai’s agreement, “cause” is generally defined as (i) executive's commission of a felony or misdemeanor or his possession, use or sale of a controlled substance (other than the use or possession of legally prescribed medication used for their prescribed purpose); (ii) executive's significant neglect, or materially inadequate performance of, his duties as an employee of Lantronix; (iii) executive's breach of a fiduciary duty to us or our shareholders; (iv) executive's willful breach of duty in the course of his employment; (v) executive's material violation of our personnel or business policies; (vi) executive's willful misconduct; (vii) executive's death; or (viii) executive's disability. For purposes of the agreement, executive shall be considered disabled if executive has been physically or mentally unable to perform his essential job duties hereunder for (x) a continuous period of at least 120 days or (y) a total of 150 days during any 180 day period, and executive has not recovered and returned to the full time performance of his duties within 30 days after written notice is given to executive by us following such 120 day period or 180 day period, as the case may be.

Under Mr. Sakai’s agreement, “good reason” is generally defined as (i) we substantially lessen executive's title; (ii) the Company substantially reduces executive's senior authority; (iii) we assign material duties to executive which are materially inconsistent with executive's then-current status; (iv) we reduce executive's base salary or benefits from that in effect at (A) the execution date if the executive resigns with good reason after we have entered into a definitive agreement for a change of control, or (B) the time of the consummation of the change of control if the executive resigns during the period beginning on the date of the consummation of a change of control, and ending on the two-year anniversary date of the consummation of such change of control, (unless, in either case, such reduction is in connection with a salary or benefit reduction program of general application at executive's level);  (v) we require executive to be based more than 50 miles from his present office location, except for required travel consistent with executive's business travel obligations; or (vi) we fail to obtain the assumption of the agreement by any successor or assignee of Lantronix.

The following table presents the calculation of potential payments upon Mr. Sakai’s termination or change in control assuming that such event had occurred on June 30, 2007:

	Estimated Value of Change in Control and Severance
Compensation and Benefits	NEO Termination for Good Reason or Without Cause Related to a Change of Control ($)	NEO Termination for Good Reason or Without Cause Unrelated to a Change of Control ($)
Base Salary	250,000	187,500
Bonus (1)	100,000	100,000
Acceleration of Vesting and Extension of Exercise Term of Stock Options (2)	75,900	-
Extension of Exercise Term of Stock Options (3)	-	-
Benefits (4)	15,432	11,574

(1)	Assumes a TIP bonus payout of 40% of base salary is earned and paid at 100% of target.
(2)
The amount shown as the value of each option represents the fair value of that option estimated by using the Black-Scholes option pricing model, in accordance with the provisions of SFAS 123R, multiplied by the assumed number of option shares vesting on an accelerated basis on June 29, 2007 and taking into account the extended 24-month post-employment exercise period for each such option.

(3)
The amount shown as the value of each option represents the fair value of that option estimated by using the Black-Scholes option pricing model, in accordance with the provisions of SFAS 123R, multiplied by the assumed number of vested options shares and taking into account the extended 18-month post-employment exercise period for each such option.

(4)
Represents the aggregate value of the continuation of certain employee benefits after the date of termination. For the purposes of this calculation, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executives will find other employment, or discount rates for determining present value.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our executive officers, directors and beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC.  Copies of these filings must be furnished to us.  Based solely on our review of these reports and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2007, except that director Bernhard Bruscha failed to file one Form 4 reporting one sale of stock.

Policies and Procedures with Respect to Related Party Transactions

Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.

Our Audit Committee charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions.  Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and in which any of the following persons has or will have a direct or indirect interest:

·	an executive officer, director or director nominee;

·	any person who is known to be the beneficial owner of more than 5% of our common stock;

·
any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock; and

·
any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Standards of Business Conduct. Under our Standards of Business Conduct, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.  All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.

Related Party Transactions

One international customer, transtec AG, which is a related party due to common ownership by Bernhard Bruscha, our largest stockholder and former Chairman of our Board of Directors, accounted for approximately 2%, 3% and 2% of our net revenues for the 2007, 2006 and 2005 fiscal years, respectively.

Thomas W. Burton, a director on the Board of Directors and current Chair of the Compensation Committee, currently has an outstanding loan from us pursuant to a non-recourse promissory note, dated April 16, 2001, with a current aggregate principal amount owed to us of $94,000 and interest payable of $34,708 as of June 30, 2007.  The note bears an interest rate of 5.19% per annum, compounded annually. Mr. Burton executed the note for a loan from us for Mr. Burton to pay income tax liabilities he incurred as a result of various exercises of stock options to purchase our common stock.  No amounts were paid by Mr. Burton during 2007 fiscal year.  No impairment has been recorded as it relates to the note receivable from Mr. Burton.

Indemnification and Insurance

Our Certificate of Incorporation and Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify our officers and directors against liabilities that may arise by virtue of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.  We are currently involved in litigation under which indemnification claims might be made.

Stockholder Proposals

Requirements for Stockholder Proposals to be Considered for Inclusion in our 2008 Proxy Materials.  Stockholders may submit proposals appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 under the Exchange Act.  For such a proposal to be included in our proxy materials relating to the 2007 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than July 2, 2008, which is the one-year anniversary of 120 days prior to the mailing date of this year’s proxy materials (expected to be October 30, 2007).  Such proposals should be delivered to the attention of our Secretary at Lantronix, Inc., 15353 Barranca Parkway, Irvine, California 92618, and we encourage you to send a copy via e-mail to CorporateSecretary@lantronix.com.  The submission of a stockholder proposal does not guarantee that it will be included in our 2008 Proxy Statement.

Bylaw Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.   Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at our Corporate Headquarters not less than 60 nor more than 120 days prior to the date of the 2008 Annual Meeting.  Note, however, that if we provide less than 70 days notice or prior public disclosure to stockholders of the date of the 2008 Annual Meeting, any stockholder proposal or nomination not submitted pursuant to Rule 14a-8 must be submitted to us not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made.  For example, if we provide public disclosure on September 18, 2008, of the date of our 2008 Annual Meeting on November 17, 2008, any such proposal or nomination will be considered untimely if submitted to us after September 28, 2008.  As described in our Bylaws, the stockholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our common stock.  We will not entertain any proposals or nominations at the annual meeting that do not meet these requirements.  If a stockholder complies with the requirements of the notice provisions for stockholder nominations and or other proposals as set forth in the bylaws, we may not exercise our discretionary voting authority under proxies that we hold unless we conclude in our proxy statement a brief description of the matter and how we intend to exercise our discretion to vote on such matter.  To make a submission or to request a copy of our Bylaws, stockholders should contact our Secretary via e-mail at CorporateSecretary@lantronix.com, or by mail to Attention: Corporate Secretary, Lantronix, Inc., 15353 Barranca Parkway, Irvine, CA 92618.  We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or nomination.

The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Irvine, California
October 24, 2007

LANTRONIX, INC. MELLON INVESTOR SERVICES LLC 525 MARKET STREET SUITE 3500 SAN FRANCISCO, CA 94105
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LANTRONIX, INC. Vote On Proposals 1. ELECTION OF DIRECTORS	For	Against	Abstain		For	Against	Abstain
Nominees: 1a. Howard T. Slayen 1b. Curt Brown 1c. Bernhard Bruscha 1d. Thomas W. Burton 1e. Thomas Wittenschlaeger	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	2. PROPOSAL TO RATIFY THEAPPOINTMENT OF MCGLADREY & PULLEN, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR LANTRONIX, INC. FOR THE FISCAL YEAR ENDING JUNE 30, 2008.	☐	☐	☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT(S) THEREOF.

This  Proxy  should  be  marked,  dated  and  signed  by  the  stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.  Persons signing in  a  fiduciary capacity  should so indicate. If shares are held by joint tenants or as community property, both should sign.

______________________________________________ Signature [PLEASE SIGN WITHIN BOX] Date				_____________________________________________ Signature (Joint Owners) Date

FOLD AND DETACH HERE

PROXY

LANTRONIX, INC.

2007 Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LANTRONIX, INC.

The undersigned stockholder of LANTRONIX, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 24, 2007, and hereby appoints Reagan Sakai, and Ron Irick or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Lantronix, Inc. to be held on November 14, 2007 at 9:00 a.m., local time, at the corporate office of Lantronix, Inc. at 15353 Barranca Parkway, Irvine, California 92618, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES AS DIRECTORS, "FOR" THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR 2008, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE